                                                                       EXHIBIT 4


                  The Commonwealth of Massachusetts
           OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
                 MICHAEL JOSEPH CONNOLLY, Secretary       FEDERAL IDENTIFICATION
              ONE ASHBURTON PLACE, BOSTON, MASS. 02108         NO.04-2711580

            CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING      THE SECRETARY
                    A SERIES OF A CLASS OF STOCK            OF THE COMMONWEALTH
                                                             96 JUL 23 AM 11:59
               General Laws, Chapter 156B, Section 26

                              --------

We, Michael J. Quinlan                                     , President and

    Diane R. Tormey                                        , Assistant Clerk of


                              Marcam Corporation
 ................................................................................
                             (Name of Corporation)

located at 95 Wells Avenue, Newton, MA 02159 do hereby certify that at a meeting
           .................................
of the directors of the corporation held on June 26, 1996, the following vote
                                            ........
establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted:

VOTED: That, subject to the approval by the holders of the Series D Convertible Preferred Stock, par value $1.00 per share (the "Series D Convertible Preferred Stock") of the Corporation and pursuant to authority expressly granted to and vested in the Board of Directors by the Corporation's Restated Articles of Organization, as amended, the Board of Directors hereby creates a series of the Corporation's capital stock consisting of 100,000 shares of the Corporation's preferred stock, par value $1.00 per share, which is hereby designated as the Series E Convertible Preferred Stock (the "Series E Convertible Preferred Stock"), and hereby determines that the preferences, voting rights, qualifications, and special and relative rights and privileges of such Series E Convertible Preferred Stock shall be as set forth in Exhibit A to this consent.

NOTE: Votes for which the space provided above is not sufficient should be set out on continuation sheets to be numbered 2A, 2B, etc.

      Continuation sheets must have a left-hand margin 1 inch wide for binding and shall be 8 1/2" x 11". Only one side should be used.
                   ============

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this

                           23rd   day of      July             in the year 1996.



/s/ Michael J. Quinlan
- ------------------------------------------------------, President


/s/ Diane R. Tormey
- ------------------------------------------------------, Assistant Clerk

                       THE COMMONWEALTH OF MASSACHUSETTS


                 Certificate of Vote of Directors Establishing
                         A Series of a Class of Stock

                   (General Laws, Chapter 156B, Section 26)

                  I hereby approve the within certificate and, the
               filing fee in the amount of $
               having been paid, said certificate is hereby filed this
                                   day of                             ,
               19    .







                            MICHAEL JOSEPH CONNOLLY
                              Secretary of State



                         TO BE FILED IN BY CORPORATION

                     PHOTO COPY OF CERTIFICATE TO BE SENT

               TO:
                     Mark H. Burnett, Esq.
               ...........................................
                     Testa, Hurwitz & Thibeault, LLP
                     High Street Tower
               ...........................................
                     125 High Street
                     Boston, MA 02110
               ...........................................

               Telephone  (617) 248-7000

                                                                       Exhibit A
                                                                       ---------


                      SERIES E CONVERTIBLE PREFERRED STOCK

     1.  Designation and Number of Shares.  There shall be hereby established
         --------------------------------
the series of Preferred Stock designated and known as "Series E Convertible
                                                       --------------------
Preferred Stock."  The authorized number of shares of Series E Convertible
- ---------------
Preferred Stock shall be 100,000 shares.

     2.  Voting.
         ------

              (a)  General.  Except as may be otherwise provided in these terms
                   -------
of the Series E Convertible Preferred Stock or by law, the Series E Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series E Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series E Convertible Preferred Stock is then convertible.

              (b)  Board Seats.  If General Atlantic Partners 32, L.P., GAP
                   -----------
Coinvestment Partners, L.P. and any affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) thereof own in the aggregate (a) less than a majority of the outstanding shares of Series D Convertible Preferred Stock,
(b) at least a majority of the outstanding shares of Series E Convertible Preferred Stock, and (c) shares of Common Stock and/or Series D Convertible Preferred Stock and/or Series E Convertible Preferred Stock or other securities of the Company convertible into or exchangeable for shares of voting capital stock of the Company that represent (after giving effect to any adjustments) at least 10% of the total number of shares of Common Stock outstanding on an as converted basis, the holders of the Series E Convertible Preferred Stock, voting as a separate series, shall be entitled to elect one director of the Corporation, which directorship shall be apportioned among the classes of directors by the Board of Directors of the Corporation. The Series E Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class with respect to the election of all of the other directors of the Corporation; provided, however,
                                                           -----------------
that if the conditions specified in the first sentence of this paragraph 2(b) necessary for the holders of the Series E Convertible Preferred Stock to have a separate series vote for one director are not satisfied, the Series E Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class with respect to the election of all of the directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series E Convertible Preferred Stock then outstanding shall constitute a quorum of the Series E Convertible Preferred Stock for the election of the director to be elected solely by the holders of the Series E Convertible Preferred Stock. A vacancy in the directorship elected by the holders of the Series E Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series E Convertible Preferred Stock.

     3.  Dividends.  The holders of the Series E Convertible Preferred Stock
         ---------
shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series E Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series E Convertible Preferred Stock is then convertible).

     4.  Liquidation.  Upon any liquidation, dissolution or winding up of the
         -----------
Corporation, whether voluntary or involuntary, the holders of the shares of Series E Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series E Convertible Preferred Stock, to be paid an amount equal to the greater of (i) $100 per share plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, through the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series E Convertible Preferred Stock shall not be entitled to any further payment (such amount payable with respect to one share of Series E Convertible Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to all
                              -------------------
shares of Series E Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments"). If upon such liquidation, dissolution or winding
     --------------------
up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series E Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series E Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series E Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series E Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series E Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 10 days prior to the payment date stated therein, to the holders of record of Series E Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series E Convertible Preferred Stock.

     For purposes of this paragraph 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) the Corporation's sale of all or substantially all of its assets or (ii)(x) the merger or consolidation of the Corporation into or with any other corporation, or (y) the merger of any other corporation into or with the Corporation, if the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving corporation. Nothing in this paragraph 4 shall limit the rights of the holders of the Series E Convertible Preferred Stock to convert their shares of Series E Convertible Preferred Stock in accordance with the terms hereof.

     The Series E Convertible Preferred Stock shall, with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation, rank on a parity with (i) the Corporation's Series D Convertible Preferred Stock, $1.00 par value per share, and (ii) any class or series of capital stock of the Corporation hereafter created which expressly provides that it ranks on a parity with the Series E Convertible Preferred Stock with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation. The Series E Convertible Preferred Stock shall, with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation, rank senior to each class or series of capital stock of the Corporation hereafter created which does not expressly provide that it ranks on a parity with or senior to the Series E Convertible Preferred Stock with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation.

     5.  Restrictions.  At any time when shares of Series E Convertible
         ------------
Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the articles of organization, and in addition to any other vote required by law or the articles of organization, without the approval of the holders of at least a majority of the then outstanding shares of Series E Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

              (a) Create, issue or authorize the creation or issuance of any additional class or series of shares of stock unless the same ranks junior to the Series E Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series E Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series E Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create, issue or authorize the creation or issuance of any obligation or security convertible into shares of Series E Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series E Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, issuance, authorization or increase shall be by means of amendment to the articles of organization or by merger, consolidation or otherwise; or

              (b) Amend, alter or repeal its articles of organization to adversely affect the rights of the holders of the Series E Convertible Preferred Stock.

     6.  Conversions.  The holders of shares of Series E Convertible Preferred
         -----------
Stock shall have the following conversion rights:

              (a)  Right to Convert.  Subject to the terms and conditions of
                   ----------------
this paragraph 6, the holder of any share or shares of Series E Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares (or fractions thereof) of Series E Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series E Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by
(i) multiplying the number of shares of Series E Convertible Preferred Stock so to be converted by $100 and (ii) dividing the result by the conversion price of $10 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series E Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such
                                                  ----------------
rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series E Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series E Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

              (b)  Issuance of Certificates; Time Conversion Effected.  Promptly
                   --------------------------------------------------
after the receipt of the written notice referred to in subparagraph 6(a) and surrender of the certificate or certificates for the share or shares of Series E Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series E Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series E Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

              (c)  Fractional Shares; Dividends; Partial Conversion.  No
                   ------------------------------------------------
fractional shares of Common Stock shall be issued upon conversion of Series E Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends (other than dividends paid in additional shares of Common Stock) declared but unpaid on the shares of Series E Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6(b). If the number of shares of Series E Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares (or fractions thereof) of Series E Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series E Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

              (d)  Subdivision or Combination of Common Stock.  In case the
                   ------------------------------------------
Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

              (e)  Reorganization or Reclassification.  If any capital
                   ----------------------------------
reorganization or reclassification of the capital stock of the Corporation (other than a merger or consolidation of the Corporation in which the Corporation is the surviving corporation and which does not result in a reclassification or change of outstanding shares of Common Stock or a merger or consolidation which is deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to paragraph 4) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series E Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series E Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

              (f)   Notice of Adjustment.  Upon any adjustment of the Conversion
                    --------------------
Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series E Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

              (g)  Other Notices.  In case at any time:
                   -------------

              (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

              (2)  the Corporation shall offer for subscription pro rata to the
                                                                --- ----
   holders of its Common Stock any additional shares of stock of any class or other rights;

              (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

              (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series E Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation,
(i) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

              (h)  Stock to be Reserved.  The Corporation will at all times
                   --------------------
reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the conversion of Series E Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series E Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series E Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the articles of organization.

              (i)  No Reissuance of Series E Convertible Preferred Stock.
                   -----------------------------------------------------
Shares of Series E Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued as shares of Series E Convertible Preferred Stock.

              (j)  Issue Tax.  The issuance of certificates for shares of Common
                   ---------
Stock upon conversion of Series E Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series E Convertible Preferred Stock which is being converted.

              (k)  Closing of Books.  The Corporation will at no time close its
                   ----------------
transfer books against the transfer of any Series E Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series E Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series E Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

              (l)  Mandatory Conversion.  If, at any time after July 23, 1999,
                   --------------------
for a period of not less than thirty (30) consecutive trading days, the market value of shares of Common Stock on the principal securities exchange or market on which such shares are then traded exceeds $40 per share (appropriately adjusted to reflect the occurrence of any event referred to in paragraph 6(d)), then the Corporation may elect that all then outstanding shares of Series E Convertible Preferred Stock be mandatorily converted into shares of Common Stock in accordance with this paragraph 6 by providing written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series E Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state that the Corporation has made such election and shall specify a date not more than 10 days nor less than 20 days after the date of such notice on which all then outstanding shares of Series E Convertible Preferred Stock shall be mandatorily converted into shares of Common Stock in accordance with this paragraph 6. Effective at the close of business on the date specified in such notice, all outstanding shares of Series E Convertible Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6. Holders of shares of Series E Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6(c). Until such time as a holder of shares of Series E Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be